Exhibit 10.1

Supplemental Severance Plan
Under
the Modine Salaried Employee Severance Plan

This Supplemental Severance Plan (this “Supplemental Plan”) under the Modine Salaried Employee Severance Plan (the “Plan”) provides for severance to eligible employees in the event Modine Manufacturing Company (“Modine”) or a subsidiary thereof terminates their employment involuntarily under circumstances described below.

Section 1.	Defined Terms

The following are defined terms used in this Supplemental Plan:

"Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as it may be amended from time to time.

“Cause” shall be deemed to exist if, and only if: (a) you engage in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of Modine; (b) you disclose confidential information of Modine that results in a demonstrable material injury to Modine; or (c) you engage in a willful and continued failure to perform substantially your duties on behalf of Modine or to comply with Modine’s Code of Ethics and Business Conduct.

“Change in Control” shall be deemed to take place on the occurrence of any of the following events: (a) the effective time of (i) a merger or consolidation of Modine with one or more other corporations as a result of which the holders of the outstanding capital stock of Modine entitled to vote in elections of directors  (the “Voting Power”) of Modine immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 51% of the Voting Power, or a majority of Modine's consolidated assets to an entity, other than to an entity of which Modine owns at least 50% of the Voting Power; or (b) during any period of 12 months, the persons who at the beginning of such 12-month period were directors of Modine cease for any reason to constitute at least a majority of the board.

“Eligible Employee” means an individual who is eligible to participate in this Supplemental Plan, as appointed by Modine’s Chief Executive Officer, from time to time, and approved by Modine’s Board of Directors or a committee thereof.  For purposes of clarity, Modine’s Chief Executive Officer is not an Eligible Employee.

“Good Reason” means a material diminution in your base salary; material diminution in your annual Management Incentive Plan Target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

“You” or “Your” refers to employees who are eligible to receive benefits under this Supplemental Plan.

Section 2.	Eligibility for Severance without a Change in Control

You are eligible to participate in, and received severance payments under Section 3 of this Supplemental Plan if:

•
You have been a United States-based, exempt or non-exempt salaried employee of Modine or a subsidiary of Modine for at least one (1) year and you are not entitled to severance payments without a Change in Control pursuant to a separate written agreement with Modine or a subsidiary of Modine or by operation of a non-United States law or legal principle;

•	You are an Eligible Employee at the time of your involuntary termination by Modine or a subsidiary of Modine;

•	Modine or, if applicable, a subsidiary of Modine terminates your employment:

o	As part of a reduction in force;

o	Because you fail to meet performance expectations; or

o	For any other reason, other than for Cause;

•	Modine management, in its sole discretion, determines that your participation in and eligibility for benefits under this Supplemental Plan is appropriate; and

•
You sign a document releasing Modine, its employees, directors and subsidiaries from liability in connection with your employment and termination of employment and agree not to sue Modine, its employees or its subsidiaries, all in a form acceptable to Modine and consistent with applicable legal requirements.

If you do not satisfy the foregoing conditions, you would not be eligible to participate in, or receive benefits under, Section 3 this Supplemental Plan.

Section 3.	Amount of Severance without a Change in Control/Timing of Payment

Section 3.1	Amount of Severance.

If you are eligible to receive severance under Section 2 of this Supplemental Plan, your severance under this Supplemental Plan will be:

•	Your annual base salary at the time of termination; and

•
If you choose Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage with Modine, Modine will pay your full COBRA premium for the twelve (12) months following your termination of employment.

The severance payable under this Section 3 of the Supplemental Plan is exclusive of the benefit described below in Section 5 and is not in addition to any amount payable under such section of this Supplemental Plan.

Section 3.2	Timing of Payment.

Modine or, if applicable, a subsidiary of Modine will pay severance due under Section 3.1 in the form of installment payments, payable bi-weekly (less applicable tax withholdings) on regularly scheduled pay dates for Modine.  If you are receiving severance under this Supplemental Plan in the form of installment payments and you die before receiving your entire benefit, Modine or, if applicable, a subsidiary of Modine will pay the remaining benefit owed to you to your surviving spouse or, if you have no surviving spouse, to your estate.

Section 4.	Eligibility for Severance with a Change in Control

You are eligible to participate in, and received severance payments under Section 5 of this Supplemental Plan if:

•
You are a United States-based, exempt or non-exempt salaried employee of Modine or a subsidiary of Modine who is not entitled to severance payments following a Change in Control pursuant to a separate written agreement with Modine or a subsidiary of Modine or by operation of a non-United States law or legal principle;

•	You are an Eligible Employee at the time of a Change in Control;

•
Modine or, if applicable, a subsidiary of Modine (or a successor of either such party as a result of the Change in Control) terminates your employment for any reason, other than for Cause, at any time during the twelve (12) months following a Change in Control;

•
You terminate your employment with Modine or, if applicable, a subsidiary of Modine (or a successor of either such party as a result of the Change in Control) for Good Reason at any time during the twelve (12) months following a Change in Control; and

•
You sign a document releasing Modine and its employees, directors and subsidiaries from liability in connection with your employment and termination of employment and agree not to sue Modine, its employees or its subsidiaries, all in a form acceptable to Modine and consistent with applicable legal requirements.

If you do not satisfy the foregoing conditions, you would not be eligible to participate in, or receive benefits under, Section 5 this Supplemental Plan.

Section 5.	Amount of Severance with a Change in Control/Timing of Payment

Section 5.1	Amount of Severance with a Change in Control.

If you are eligible to receive severance under Section 4 of this Supplemental Plan, your severance under this Supplemental Plan will equal:

•	Two (2) times your annual base salary at the time of termination;

•	An amount equal to two (2) times your eligible Management Incentive Plan at the Target level for the fiscal year in progress at the time of termination; and

•	If you choose COBRA coverage with Modine, Modine will pay your full COBRA premium for the eighteen (18) months following your termination of employment.

The severance under this Section 5 of the Supplemental Plan is exclusive of the benefit described above in Section 3 and is not in addition to any amount payable under such section of this Supplemental Plan.

Section 5.2	Timing of Payment.

Modine or, if applicable, a subsidiary of Modine will pay severance due under Section 5.1 in the form of a single cash lump sum (less applicable tax withholdings) on, or shortly after, the eligible employee’s last day of employment.

Section 6.	Interaction of the Supplemental Plan with the Plan.

Sections 2, 3, 4 and 5 of this Supplemental Plan replace for those eligible for severance under this Supplemental Plan the benefits set forth in the sections entitled “Eligibility,” “Amount of Separation Pay,” and “Timing and Form of Separation Pay” in the Plan.  A copy of the Plan is attached to this Supplemental Plan as Attachment A.  Except as otherwise specifically provided herein, this Supplemental Plan is subject to the terms of the Plan.